Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Commercial Vehicle Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-124590, 333-145120, 333-161219, and 333-176020) on Form S-8 and the Registration Statement (No. 333-163276) on Form S-3 of Commercial Vehicle Group, Inc. of our reports dated March 17, 2014, with respect to the consolidated balance sheets of Commercial Vehicle Group, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity (deficit), and cash flows for the years then, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Commercial Vehicle Group, Inc.

/s/ KPMG LLP

Columbus, Ohio

March 17, 2014